UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Blvd. Suite 200 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, 0.0001 par value	CALA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 4, 2023, the Board of Directors of Calithera Biosciences, Inc. unanimously approved the dissolution and liquidation of Calithera Biosciences pursuant to a plan of complete liquidation and dissolution (the “Plan of Dissolution”), subject to stockholder approval. We intend to call a special meeting of the stockholders to seek approval of the Plan of Dissolution and will file proxy materials relating to the special meeting with the Securities and Exchange Commission (the “SEC”) as soon as practicable.

In connection with the approval of the Plan of Dissolution, the Board of Directors also approved a reduction-in-force of substantially all our employees, including our executive officers. We estimate that we will incur charges of approximately $8 million in connection with the reduction-in-force, primarily consisting of severance payments, notice pay (where applicable), employee benefits contributions and related costs. We expect that the implementation of the headcount reduction will be substantially complete by the end of the first quarter of 2023.

A copy of the press release we issued on January 9, 2023 announcing, among other things, the Board of Directors’ approval of the Plan of Dissolution is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the approval of the reduction-in-force, as discussed in Item 2.05 above, Eric Sjogren, Ph.D. our Senior Vice President, Drug Discovery will be leaving Calithera Biosciences on February 3, 2023. Dr. Sjogren will be entitled to certain severance payments and the continuation of health benefits pursuant to the Calithera Biosciences, Inc. Amended and Restated Severance Plan attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, as filed with the SEC on November 9, 2021.

In connection with the reduction-in-force and wind up of our operations, Susan M. Molineaux, Ph.D., our President and Chief Executive Officer, and Stephanie Wong, our Chief Financial Officer, will also be leaving Calithera Biosciences as of future date to be determined, and will be entitled to certain severance payments and the continuation of health benefits pursuant to the Calithera Biosciences, Inc. Amended and Restated Severance Plan. In addition, the Compensation Committee of the Board of Directors has approved a $100,000 retention bonus to be paid to Ms. Wong for her continued service in managing the wind up of our operations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 9, 2023.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALITHERA BIOSCIENCES, INC.

Dated: January 9, 2023

	By:	/S/ Susan M. Molineaux
Susan M. Molineaux, Ph.D.
President and Chief Executive Officer

Exhibit 99.1

Calithera Biosciences Announces Board Approval of Complete Liquidation and Dissolution

SOUTH SAN FRANCISCO, Calif., January 9, 2023 (GLOBE NEWSWIRE) – Calithera Biosciences, Inc. (Nasdaq: CALA), today announced that its Board of Directors has determined, after extensive consideration of potential strategic alternatives, that it is in the best interests of its shareholders to dissolve the Company and liquidate its assets, following an orderly wind down of the company’s operations. In order to reduce costs and in connection with the planned dissolution, Calithera is discontinuing all clinical development programs and reducing its workforce, including the termination of most employees by the end of the first quarter.

“The Board of Directors and management devoted substantial time and effort in identifying and pursuing various opportunities, but we were unable to complete a transaction that would allow us to continue the development of our clinical programs and enhance shareholder value,” stated Susan Molineaux, PhD, president and chief executive officer of Calithera. “Importantly, I would like to sincerely thank our employees and others who have supported Calithera over the years. We appreciate your partnership and participation, and we truly wish the outcome was different today.”

Plan of Liquidation and Dissolution

The Board of Directors has unanimously approved the dissolution and liquidation of the Company, subject to shareholder approval, pursuant to a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). The Company intends to call a special meeting of its shareholders in the first calendar quarter of 2023 to seek approval of the Plan of Dissolution and will file proxy materials relating to the special meeting with the Securities and Exchange Commission (the “SEC”) as soon as practical. The Plan of Dissolution contemplates an orderly wind down of the Company’s business and operations. If the Company’s shareholders approve the Plan of Dissolution, the Company intends to file a certificate of dissolution, delist its shares of common stock from The Nasdaq Global Select Market, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims and costs associated with the dissolution and liquidation, make reasonable provisions for unknown claims and liabilities, and attempt to convert all of its remaining assets into cash or cash equivalents. Upon the filing of the certificate of dissolution, the Company intends to cease trading in its common stock, close its stock transfer books and discontinue recording transfers of shares of its capital stock, in accordance with applicable law. The Company will establish a reserve, which will be used to pay all expenses (including operating expenses up until the filing of the certificate of dissolution) and other known, non-contingent liabilities and obligations, and will include reasonable provision for future expenses of liquidation and contingent and unknown liabilities as required by Delaware law. The Company currently expects that its existing capital resources together with the anticipated net proceeds from the sale of certain clinical assets will enable it to meet its remaining liabilities and obligations with sufficient reserves. However, in light of the liquidation preference held by the holder of its Series A convertible preferred stock, even if all of the Company’s assets are converted to cash or cash equivalents, the Company does not anticipate that the liquidation preference will be satisfied and therefore no liquidating distributions are expected to be made to the holders of its common stock. The Company will provide an estimate of any such amount that may be distributed to the holder of its Series A convertible preferred stock in the proxy materials to be filed with the SEC. The amount actually distributable, however, may vary substantially from any estimate provided by the Company based on a number of factors.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed Plan of Dissolution, the Company intends to file with the SEC a proxy statement and other relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PLAN OF DISSOLUTION AND RELATED MATTERS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT CALITHERA BIOSCIENCES, INC. THE PLAN OF DISSOLUTION AND

RELATED MATTERS. Shareholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the Company with the SEC, at the SEC’s website at http://www.sec.gov or on the “Investors” section of Calithera’s website at www.calithera.com.

Participants in the Solicitation

Calithera and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the proposed Plan of Dissolution and related matters, and any other matters to be voted on at the special meeting of shareholders. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the proxy statement (when available). Additional information regarding such directors and executive officers is included in Calithera’s Proxy Statement on Schedule 14A, which was filed with the SEC on April 20, 2022. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Calithera’s shareholders in connection with the Plan of Dissolution and related matters and any other matters to be voted upon at the special meeting will be set forth in the proxy statement (when available). These documents are available free of charge as described in the preceding section.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.

For example, all statements Calithera makes regarding the proposed dissolution pursuant to the Plan of Dissolution, timing of filing of the certificate of dissolution and holding a special shareholder meeting to approve the Plan of Dissolution, the amount and timing of liquidating distributions, if any, in connection with the dissolution, the amount of planned reserves, and similar statements are forward-looking. All forward-looking statements are based on estimates and assumptions by Calithera’s management that, although Calithera believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Calithera expected. Such risks and uncertainties include, among others, the availability, timing and amount of liquidating distributions; the amounts that will need to be set aside by Calithera; the adequacy of such reserves to satisfy Calithera’s obligations; potential unknown contingencies or liabilities, including tax claims, and Calithera’s ability to favorably resolve them or at all; the amount of proceeds that might be realized from the sale or other disposition of any remaining assets; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; the incurrence by Calithera of expenses relating to the dissolution; the ability of the board of directors to abandon, modify or delay implementation of the Plan of Dissolution, even after shareholder approval; and the uncertain macroeconomic environment. These statements are also subject to a number of material risks and uncertainties that are described in Calithera’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022, as updated by its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Calithera undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS:

Stephanie Wong

ir@Calithera.com

650.870.1063